Suyun Cao

November 17, 2020

Board of Directors
CAT9 Group Inc.
Room 2001, Dading Century Square, No 387
Tianren Road, Wuhou District
Chengdu, China 610000

Gentlemen:

I hereby resign my positions as Chief Financial Officer and Secretary of CAT9 Group, Inc. (the "Company") effective at 5:00 PM on November 27, 2020.

This resignation is not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Sincerely,

Suyun Cao